Dated January 11, 2007
Filed Pursuant to Rule 433
Registration Statement No. 333-132201


Toyota Motor Credit Corporation


Structure:
13 Month MTN FRN

Pricing Date
January 11, 2007

Interest Accrual Date:
January 17, 2007

Settlement Date (T+3):
January 17, 2007

Maturity Date:
February 11, 2008

Ratings:
Aaa/AAA

Cusip:
89233PB39

Form of Note:
Registered MTN


Bond Transaction Details


Principal Amount:
$280,000,000

Pricing Benchmark:
Same Day Fed Funds Effective

Reoffer Yield:
SDFF + 4 bps

Reoffer Price:
100.000%

Gross Underwriting Spread:
0.010%

All-in Price to Issuer:
99.990%

Net Proceeds:
$279,972,000

Interest Reset:
Daily, each business day; the rate in effect on the second business day preceding each Interest Payment Date will be the rate in effect for the two business days prior to the Interest Payment Date

Interest Pay Frequency:
Quarterly

First Payment Date:
February 11, 2007 (Short first coupon)

Interest Payment Dates:
11th day of February, May, August and November; final payment on February 11, 2008

Day Count:
Actual / 360

Day Count Convention:
Following, unadjusted

Payment Days for Payment and Reset:
New York

Determination Date:
Daily, each business day

Law:
New York

Minimum Denominations:
$1,000

Agent:
Merrill Lynch

DTC Number:
161

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-500-5408.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by
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